Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated January 16, 2007 on the financial statements of The North Country Funds, comprising the North Country Intermediate Bond Fund and the North Country Equity Growth Fund as of November 30, 2006 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to The North Country Funds Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

(f.k.a. Cohen McCurdy, Ltd.)

Westlake, Ohio

March 29, 2007